Pricing Supplement No. 11 dated August 19, 1998       Registration No. 333-38135
(To Prospectus Supplement dated November 25, 1997     Rule 424(b)(3)
     and Prospectus dated November 21, 1997)

                             BANKBOSTON CORPORATION

                                MEDIUM-TERM NOTES
                   Due Nine Months or More from Date of Issue

                              ---------------------

     Except as set forth herein, the Senior Notes offered hereby are "Floating Rate Notes" and have such terms as are described in the accompanying Prospectus Supplement dated November 25, 1997, relating to Floating Rate Notes.

DTC CUSIP #: 06605 TAJ1

Principal Amount:  $300,000,000.00

Issue Date (Settlement Date):  August 24, 1998

Stated Maturity Date:  August 24, 2001

Issue Price:  99.930% of Principal Amount

Interest Rate(s)
     (Fixed Rate Notes):            N/A

Initial Interest Rate
     (Floating Rate Notes):         5.8125%

Interest Payment Dates:             / / June 15 and December 15 of each year.
                                    /x/ Other:
                                    February 24, May 24, August 24 and November
                                    24 of each year, or the next Business Day, commencing November 24, 1998

Record Dates:                       /x/ Fifteenth calendar day (whether or not
                                    a Business Day) immediately preceding each Interest Payment Date.



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Interest Rate Basis                 / / CMT Rate
     (Floating Rate Notes):         / / Commercial Paper Rate
                                    / / Eleventh District Cost of Funds Rate
                                    / / Federal Funds Rate
                                    /x/ LIBOR Telerate
                                    / / LIBOR Reuters
                                    / / Prime Rate
                                    / / Treasury Rate
                                    / / Other:

Interest Calculation
     (Floating Rate Notes):         /x/ Regular Floating Rate Note
                                    / / Floating Rate/Fixed Rate Note
                                        Fixed Rate Commencement Date:
                                        Fixed Interest Rate:
                                    / / Inverse Floating Rate Note
                                        Fixed Interest Rate:

Index Maturity
     (Floating Rate Notes):         3 Month LIBOR

Index Currency
(LIBOR Notes):                      U.S. Dollars

Designated LIBOR Page
(LIBOR Notes):                      Telerate 3750

Designated CMT Telerate
Page (CMT Rate Notes):              N/A

Designated CMT Maturity
Index (CMT Rate Notes):             N/A

Prime Rate Notes
     (Floating Rate Notes):         N/A

Spread (Plus or Minus)
     (Floating Rate Notes):         Plus .125%

Spread Multiplier
     (Floating Rate Notes):         N/A

Interest Rate Formula
     (Floating Rate Notes):         LIBOR +.125%


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Interest Reset Dates
     (Floating Rate Notes):         Quarterly, same as Interest Payment Dates

Interest Determination Dates
     (Floating Rate Notes):         2 London Business Days prior to Interest
                                    Reset Dates

Calculation Agent (if other
     than the Bank)
     (Floating Rate Notes):         N/A

Minimum Interest Rate
     (Floating Rate Notes):         N/A

Maximum Interest Rate
     (Floating Rate Notes):         N/A

Redemption Date(s):                 N/A

Initial Redemption Percentage:      N/A

Annual Redemption
     Percentage Reduction:          N/A

Holder's Optional
     Repayment Date(s):             N/A

Day Count Convention
     (Floating Rate Notes):         / / 30/360 for the period from _________ to
                                        _________.

                                    /x/ Actual/360 for the period from
                                         August 24, 1998 to August 24, 2001.

Original Issue
     Discount Note:                 / / Yes
                                    /x/ No

Total Amount of OID:                N/A

Yield to Maturity:                  N/A

Interest Accrual Period:            N/A

Default Rate:                       N/A

Other Provisions: Terms used but not defined in this Pricing Supplement shall have the meanings specified in the above-referenced Prospectus Supplement.


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                              DESCRIPTION OF NOTES

         On August 6, 1998, the Corporation authorized an increase in the aggregate initial offering price of Senior and Subordinated Medium-Term Notes that may be issued and sold from time to time under the Corporation's Medium-Term Note Program from $1,000,000,000 to $1,500,000,000, or the equivalent thereof in one or more foreign or composite currencies. As of the date hereof, $765,000,000 aggregate initial offering price of Senior Medium-Term Notes had been issued, all of which are currently outstanding, and no Subordinated Medium-Term Notes had been issued.

                              PURCHASE AS PRINCIPAL

         This Pricing Supplement relates to $300,000,000 aggregate principal amount of Senior Notes that are being purchased, as principal, by Chase Securities Inc., BancBoston Securities Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc (collectively, the "Underwriters"). Subject to certain conditions precedent, the Underwriters have severally but not jointly agreed to purchase from the Corporation the respective amounts of the Senior Notes set forth opposite their names below.



                                                             Principal
                                                             Amount of
                                                             Senior
                  Underwriter                                 Notes
                  -----------                             ------------

Chase Securities Inc....................................    60,000,000
BancBoston Securities Inc...............................    60,000,000
Lehman Brothers Inc.....................................    60,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated......    60,000,000
Salomon Brothers Inc....................................    60,000,000
                                                          ------------
                                                          $300,000,000
                                                          ------------
                                                          ------------

         The Underwriters have advised the Corporation that they propose initially to offer the Senior Notes to the public at a public offering price of
99.930 percent of the principal amount (plus accrued interest, if any, from August 24, 1998), or $299,790,000 in the aggregate. After the initial public offering, the public offering price, concession and discount may be changed.

         The Underwriters will purchase the Senior Notes from the Corporation at the public offering price, less a discount of .35 percent of the principal amount, or $1,050,000 in the aggregate. Accordingly, the net proceeds payable by the Underwriters to the Corporation from the sale of the Senior Notes will be 99.58% of the principal amount, or $298,740,000, before deduction of expenses payable by the Corporation.



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